Exhibit 23.1

Heaton & Company, PLLC
240 North East Promontory, Suite 200
Farmington, Utah 84025

Kristofer Heaton, CPA William R. Denney, CPA
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Unicobe Corp.
Serdike 17A, ap. 37
Sofia, Bulgaria, 1000

We hereby consent to the incorporation of our report dated September 3, 2015, with respect to the financial statements of Unicobe Corp. for the years ended June 30, 2015 and 2014, in the Registration Statement of Unicobe Corp. on Form S-1/A Amendment No. 1 to be filed on or about November 10, 2015.  We also consent to the use of our name and the references to us included in the Registration Statement.

/s/ Heaton & Company, PLLC
Heaton & Company, PLLC
Farmington, Utah
November 10, 2015

240 N. East Promontory Suite 200 Farmington, Utah 84025 (T) 801.218.3523 heatoncpas.com